Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Omaha, Nebraska

July 22, 2019

CONTACT:Craig Allen

Chief Financial Officer

(800) 283-2357

America First Multifamily Investors, L.P. Converts Two Variable Rate TEBS to Fixed Rate and Extends Maturities

Omaha, Nebraska – On July 16, 2019, America First Multifamily Investors, L.P. (the “Partnership”) entered into amendments to its Series M-024 and M-033 Tax-Exempt Bond Securitization (“TEBS”) programs (“TEBS Financing(s)”) with the Federal Home Loan Mortgage Corporation (“Freddie Mac”). The amendments resulted in a conversion from variable interest rates to fixed interest rates for its M-024 and M-033 TEBS Financings.  In addition, the Partnership extended the term of its M-024 and M-033 TEBS Financings to May 15, 2027 and September 15, 2030, respectively.

The M-024 and M-033 TEBS Financings each represent the securitization of seven of the Partnership’s mortgage revenue bonds (the “Bonds”). Under the terms of the M-024 and M-033 TEBS Financings, the Partnership transferred the Bonds to ATAX TEBS I, LLC, and ATAX TEBS III, LLC, special purpose entities controlled by the Partnership (the “Sponsor(s)”).  The Sponsors then securitized the assets by transferring the Bonds to Freddie Mac in exchange for tax-exempt Class A and Class B Freddie Mac Multifamily Certificates for each respective series (collectively the “TEBS Certificates”) issued by Freddie Mac.  The TEBS Certificates represent beneficial interests in the securitized assets held by Freddie Mac.

The Class A TEBS Certificates have been credit-enhanced by Freddie Mac and have been remarketed through a placement agent to unaffiliated investors. The fixed rate of interest to be paid on the M-024 Class A Certificates is equal to 2.30% per annum plus certain credit enhancement and servicing fees (“the Facility Fees”).  As of closing, the total Facility Fees were approximately 0.75% per annum, resulting in a total stated interest rate of the M-024 TEBS Financing of approximately 3.05% per annum.  The fixed rate of interest to be paid on the M-033 Class A Certificates is equal to 2.65% per annum plus certain Facility Fees.  As of closing, the total Facility Fees were approximately 0.59% per annum, resulting in a total stated interest rate of the M-033 TEBS Financing of approximately 3.24% per annum.

The holders of the M-024 and M-033 Class A TEBS Certificates are entitled to receive regular payments of interest from Freddie Mac at a fixed rate, which will be made prior to any payments of interest on the Class B TEBS Certificates held by the Sponsor.  As the holder of the Class B TEBS Certificates, the Sponsors are not entitled to receive interest payments on the Class B TEBS Certificates at any particular rate, but will be entitled to all payments of principal and interest on the assets held by Freddie Mac after payment of principal and interest due on the Class A M-024 and M-033 TEBS Certificates and payment of the Facility Fees and expenses associated with the respective TEBS Financings.

The amount of the remarketed M-024 Class A TEBS Certificates is approximately $41.1 million and the M-024 Class B TEBS Certificates, with a total value of approximately $20.3 million, were retained by the Sponsor.  The amount of the remarketed M-033 Class A TEBS Certificates is approximately $31.6 million and the M-033 Class B TEBS Certificates, with a total value of approximately $21.1 million, were retained by the Sponsor.

To accomplish the extensions of maturities and conversions to fixed interest rates, Freddie Mac and the Partnership amended the Series Certificate Agreements which created the TEBS Financings.   The amendments were mostly technical, relating to the conversion to fixed interest rates, the elimination of remarketing the Class A Certificates and Freddie Mac’s obligation to purchase the Class A Certificates either on demand or in the event of a failed remarketing.  The amendments to the Series M-033 Series Certificate Agreement also specifies that the Partnership has the option of terminating the M-033 TEBS Financing on June 1, 2030.   The Partnership and Freddie Mac also amended the Bond Exchange Reimbursement, Pledge and Security Agreement for each TEBS Financing to eliminate the Partnership’s obligation to purchase interest rate caps, in addition to making technical changes.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.